                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-48382


PROSPECTUS SUPPLEMENT
(To prospectus dated October 31, 2000)

[LOGO PFIZER]
                                  $750,000,000

                                  Pfizer Inc.

                             5 5/8% Notes Due 2006

                                --------------

     The Notes will bear interest at 5 5/8% per year and will mature on February 1, 2006. Interest on the Notes is payable on February 1 and August 1 of each year, beginning on August 1, 2001. The Notes are unsecured and will rank equally with all of our other unsecured and unsubordinated debt. The Notes are not redeemable prior to maturity and are not subject to any sinking fund.

     The Notes will be represented by one or more global securities registered in the name of the nominee of The Depository Trust Company. Beneficial interests in the global securities will be shown on, and transfers will be effected only through, records maintained by DTC and its participants. Except as described below, Notes in definitive form will not be issued. See "Description of Notes".

                                --------------

                                                        Per Note    Total
                                                        --------    -----
     Public offering price(/1/)........................  99.97%  $749,775,000
     Underwriting discount.............................   .325%    $2,437,500
     Proceeds, before expenses, to Company............. 99.645%  $747,337,500

    -------
    (/1/) Plus accrued interest from January 30, 2001, if settlement occurs after that date

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
     The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, on or about January 30, 2001.

                                --------------

                          Joint Book-Running Managers

Merrill Lynch & Co.                                                    JP Morgan

                                --------------

Lazard                                                      Salomon Smith Barney

                                --------------

          The date of this prospectus supplement is January 25, 2001.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Disclosure Notice: Forward Looking Information............................. S-3
Use of Proceeds............................................................ S-3
Description of Notes....................................................... S-3
Underwriting............................................................... S-6
Legal Matters.............................................................. S-7
                                Prospectus
Where You Can Find More Information........................................   1
The Company................................................................   2
Ratio of Earnings to Fixed Charges.........................................   2
Use of Proceeds............................................................   2
Description of Debt Securities.............................................   2
Plan of Distribution.......................................................   8
Validity of Debt Securities................................................  10
Experts....................................................................  10

                                ---------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus is not an offer to sell or buy any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale of Notes made under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or the accompanying prospectus or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operation and prospects may have changed since those dates.

      The underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes, including over-allotment, stabilizing and short-covering transactions in the Notes, and the imposition of penalty bids. The effect of these transactions may be to stabilize or maintain the market price of the Notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Notes to the extent that it discourages resales of Notes. Such transactions, if commenced, may be discontinued at any time.

                 DISCLOSURE NOTICE: FORWARD LOOKING INFORMATION

      The information contained in this prospectus supplement is accurate only as of the date hereof, and will not be updated as a result of new information or future events or developments.

      This prospectus supplement contains or incorporates forward-looking statements within the meaning of the securities laws about our financial results, business prospects and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities and the speed with which regulatory authorizations and product launches may be achieved; competitive developments affecting our current growth products; our ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; our ability to meet generic and branded competition after the expiration of our patents; trends toward managed care and health care cost containment; possible U.S. legislation affecting pharmaceutical pricing and reimbursement or Medicare; exposure to product liability and other types of lawsuits; contingencies relating to actual or alleged environmental contamination; our ability to protect our intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; general changes in generally accepted accounting principles; and growth in costs and expenses, changes in our product mix and the impact of acquisitions, divestitures, restructurings and other unusual items. A further list and description of these risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and in our periodic reports on Forms 10-Q and 8-K (if any).

                                USE OF PROCEEDS

      We will use the net proceeds before expenses from the sale of the Notes of approximately $747,337,500 for general corporate purposes, including the reduction of U.S. short-term borrowings. As of January 24, 2001, we had approximately $1,883,000,000 of U.S. short-term borrowings outstanding with an average interest rate of 5.73%. We may temporarily invest funds that are not immediately needed for these purposes in short-term marketable securities.

                              DESCRIPTION OF NOTES

      The Notes are a series of debt securities described in the accompanying prospectus. Reference should be made to the accompanying prospectus for a detailed summary of additional provisions of the Notes and of the indenture to be dated as of January 30, 2001 between Pfizer Inc. and The Chase Manhattan Bank, as trustee, under which the Notes are issued. The following description is a summary of selected portions of the indenture. It does not restate the indenture because it, and not this description, defines your rights as a holder of the Notes.

Principal, Maturity and Interest

      The Notes will be limited to $750,000,000 aggregate principal amount. The Notes will mature on February 1, 2006. We will issue the Notes in denominations of $1,000 and integral multiples of $1,000.

      Interest on the Notes will accrue at the annual rate of 5 5/8%. Interest will accrue from and including January 30, 2001, and is payable on February 1 and August 1 of each year, commencing August 1, 2001. We will make each interest payment to the holders of record of Notes at the close of business on the next preceding January 15 and July 15.

      Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The trustee, through its corporate trust office in the Borough of Manhattan, City of New York (in such capacity, the "paying agent") will act as our paying agent with respect to the Notes. Payments of principal, interest and premium, if any, will be made by us through the paying agent to DTC.

Redemption; Sinking Fund

      The Notes are not redeemable prior to maturity and will not be entitled to the benefit of a sinking fund.

Book-Entry System

      The Depository Trust Company, New York, NY, will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Note certificate will be issued for the Notes, in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of the issue exceeds $400 million, one certificate will be issued with respect to each $400 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.

      DTC has informed us that DTC is:

    .  a limited-purpose trust company organized under the New York Banking
       Law;

    .  a "banking organization" within the meaning of the New York Banking
       Law;

    .  a member of the Federal Reserve System;

    . a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    . a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

      DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

      Purchases of Notes under the DTC system must be made by or through Direct Participants, which receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes except in the event that use of the book-entry system for the Notes is discontinued. As a result, the ability of a person having a beneficial interest in the Notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer notes evidenced by the global notes will be limited to such extent.

      To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and another communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date ( identified in a listing attached to the Omnibus Proxy).

      Payments of principal, interest and premium, if any, on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participant and not of DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

      DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, Note certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Note certificates will be printed and delivered. See "Description of Debt Securities--Global Securities" in the accompanying prospectus.

      We will not have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the Notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the Notes.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable. Neither we, the trustee or the underwriters, dealers or agents are responsible for the accuracy or completeness of this information.

                                  UNDERWRITING

      Subject to the terms and conditions set forth in the underwriting agreement, dated January 25, 2001, among us and the underwriters in the table below, we have agreed to sell to each of the underwriters, and each such underwriter has severally, and not jointly, agreed to purchase from us, the principal aggregate amount of the Notes set forth opposite its name below:

                                                                    Principal
                                                                    Amount of
          Underwriter                                                 Notes
          -----------                                               ---------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated........................................ $318,750,000
     Chase Securities Inc.........................................  318,750,000
     Lazard Freres & Co. LLC......................................   56,250,000
     Salomon Smith Barney Inc.....................................   56,250,000
                                                                   ------------
          Total................................................... $750,000,000
                                                                   ============

      The underwriters have agreed to purchase all of the Notes sold pursuant to the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

      The underwriters propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of .15% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of .125% of the principal amount of the Notes to certain brokers and dealers. After the initial offering of the Notes, the offering price, concession and discount may be changed.

      In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Notes. If the underwriters create a short position in the Notes in connection with the offering, i.e., if they sell more Notes than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      M. Anthony Burns and William H. Gray III, two of the Company's directors, are both directors of J.P. Morgan Chase & Co. George B. Harvey, one of the Company's directors, is a director of Merrill Lynch,

Pierce, Fenner & Smith Incorporated. The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is the trustee under the indenture. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., Salomon Smith Barney Inc. and Lazard Freres & Co. LLC and their affiliates, have provided investment and commercial banking and financial advisory services from time to time for us in the ordinary course of business for which they have received customary fees. Any of the underwriters or their respective affiliates may in the future engage in investment banking or other transactions of a financial nature with us or our affiliates, for which they would receive customary fees or other payments.

      There is no public trading market for the Notes and we do not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after the consummation of the offering, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Prior to the offering, there has been no active market for the Notes. No assurance can be given as to the liquidity of, or trading market for, the Notes or that an active public market for the Notes will develop. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and certain other factors.

      We estimate that our expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $500,000. The underwriters have agreed to reimburse us for $375,000 of such expenses.

      We will indemnify the underwriters against liabilities incurred in connection with the offering, including liabilities under the Securities Act of 1933, as amended, and will contribute to payments that the underwriters may be required to make in connection with the offering.

                                 LEGAL MATTERS

      Margaret M. Foran, our Vice President-Corporate Governance and Assistant Secretary, will pass upon the validity of the Notes. Cadwalader, Wickersham & Taft, New York, New York will pass upon various legal matters for the underwriters relating to the offering.

                                   PROSPECTUS

                                 $2,500,000,000

                                  PFIZER INC.

                                Debt Securities

                                ---------------

      Pfizer Inc. may from time to time issue up to a total of $2,500,000,000 of debt securities. The accompanying prospectus supplement will specify the terms of the securities. You should read this prospectus and any supplement carefully before you invest.

                                ---------------

 NEITHER  THE  SECURITIES AND  EXCHANGE COMMISSION  NOR ANY  STATE  SECURITIES
   COMMISSION  HAS APPROVED  OR DISAPPROVED  OF THESE  SECURITIES OR  PASSED
     UPON THE ADEQUACY OR ACCURACY  OF THIS PROSPECTUS. ANY REPRESENTATION
       TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

      We may sell these securities to or through dealers, underwriters, or agents. The names of any dealers, underwriters or agents will be set forth in the prospectus supplement.

                                ---------------

                  The date of this Prospectus is October 31, 2000

      The information contained in this prospectus is not complete and may be changed. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

      This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total amount of $2,500,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we issue debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add to or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with additional information described under "Where You Can Find More Information".

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also find information about us by visiting our website at www.pfizer.com.

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15 (d) of the Securities Exchange Act of 1934, until we complete our offering of the debt securities:

    .  Annual report on Form 10-K for the year ended December 31, 1999;

    . Quarterly reports on Form 10-Q for the quarters ended April 2, 2000 and July 2, 2000;

    . Current reports on Form 8-K filed on January 18, 2000, February 18, 2000, February 22, 2000, April 18, 2000, April 21, 2000, June 20,
       2000, June 29, 2000, August 16, 2000, August 28, 2000 and September 1, 2000; and

    . Annual reports of employee stock purchases on Form 11-K for the year ended December 31, 1999, filed on May 24, 2000 and June 30, 2000.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address.

      Corporate Secretary
      Pfizer Inc.
      235 East 42nd Street
      New York, NY 10017
      (212) 573-2323

                                  THE COMPANY

     We are a research-based global pharmaceutical company. We discover, develop, manufacture and market innovative medicines for humans and animals.

     We operate in two business segments:

     Pharmaceutical, which includes our human pharmaceutical, animal health and capsule businesses; and

     Consumer Products, which includes our consumer healthcare products, confectionery products, shaving products and our ornamental fish food and fish care products.

     All references to us in this prospectus include Pfizer Inc. and its subsidiaries, unless the context clearly indicates otherwise.

     Our financial information described in this prospectus has been restated to reflect our merger with Warner-Lambert Company, which was completed on June 19, 2000.

     Our principal executive offices are located at 235 East 42nd Street, New York, NY 10017 and our telephone number is (212) 573-2323.

                      RATIO OF EARNINGS TO FIXED CHARGES

     Our consolidated ratio of earnings to fixed charges for the nine months ended October 1, 2000 and for each of the fiscal years ended December 31, 1995 through 1999 is set forth below. For the purpose of computing these ratios, "earnings" consist of income before provision for taxes on income and minority interests less minority interests and less undistributed earnings (losses) of unconsolidated subsidiaries adjusted for fixed charges, excluding capitalized interest. "Fixed charges" consist of interest expense, amortization of debt discount and expenses, capitalized interest and one-third of rental expense which we believe to be a conservative estimate of an interest factor in our leases. It is not practicable to calculate the interest factor in a material portion of our leases. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges.

                                       (Unaudited)
                                       Nine Months    Year Ended December 31
                                          Ended      ------------------------
                                     October 1, 2000 1999 1998 1997 1996 1995
                                     --------------- ---- ---- ---- ---- ----
   Ratio of earnings to fixed
    charges.........................      10.3       14.7 13.1 10.9 10.1 8.5

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the debt securities for general corporate purposes, including the refinancing of existing debt. We may temporarily invest funds that are not immediately needed for these purposes in short-term marketable securities.

                        DESCRIPTION OF DEBT SECURITIES

     The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture to be entered into between us and The Chase Manhattan Bank, as trustee.

      This prospectus briefly outlines some of the indenture provisions. The indenture has been filed as an exhibit to the registration statement and you should read the indenture carefully for provisions that may be important to you.

      We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. A prospectus supplement relating to original issue discount securities will describe Federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in a prospectus supplement relating to any of these types of debt securities. A prospectus supplement relating to indexed debt securities or foreign currency debt securities will also describe any additional tax consequences or other special considerations applicable to these types of debt securities.

      In addition, the material specific financial, legal and other terms particular to debt securities of each series will be described in the prospectus supplement relating to the debt securities of that series.

General

      The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture or otherwise. We may issue the debt securities in one or more series with the same or various maturities, at par or a premium or with original issue discount. We may reopen a previous issue of debt securities and issue additional debt securities of the series.

      The prospectus supplement relating to any debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

    .  the title and type of the debt securities;

    .  the total principal amount of the debt securities;

    . the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

    . the date or dates on which the principal of the debt securities will be payable;

    . whether the debt securities will be denominated in, and whether the principal of and any premium and any interest on the debt securities will be payable in, U.S. dollars or any foreign currency or foreign currency units;

    . the interest rate or rates, if any, which the debt securities will bear, the date or dates from which any interest will accrue, the interest payment dates for the debt securities and the regular record date for any interest payable on any interest payment date;

    . any index or other special method we will use to determine the amount of principal or any premium or interest we will pay on the debt securities of the series;

    .  any optional or mandatory redemption periods;

    . any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

    . whether the debt securities are to be issued in individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

    . any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

    . any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

    . any terms upon which the debt securities may be convertible into or exchanged for other debt securities or indebtedness or other securities of any other issuer or obligor; and

    .  any other specific terms of the debt securities.

      The prospectus supplement relating to the debt securities of the series will be attached to the front of this prospectus.

      We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture. Thus, any other debt securities that we issue may be issued under other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.

Consolidation, Merger or Sale

      We have agreed not to consolidate with or merge into any other corporation or convey or transfer or lease substantially all of our properties and assets to any person, unless:

                  (a)the successor corporation expressly assumes by a
            supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform as if it were an original party to the indenture; and

                  (b)we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions.

      The successor corporation will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming such obligations, the successor corporation will have all our rights and powers under the indenture.

Modification of Indenture

      Under the indenture our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. No modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights and no modification reducing the percentage required for modifications or modifying the foregoing requirements or redoing the percentage required to waive certain specified covenants, is effective against any holder without its consent.

Events of Default

     When we use the term "Event of Default" in the indenture, here are some examples of what we mean.

     An Event of Default occurs if:

    . we fail to make the principal or any premium payment on any debt security when due;

    . we fail to make any sinking fund payment for 60 days after payment was due;

    . we fail to pay interest on any debt security for 60 days after payment was due;

    . we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it; or

    . we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

     The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. The Events of Default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series. A default under our other indebtedness will not be a default under the indenture for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of debt securities of any default (except for defaults that involve our failure to pay principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

     If an Event of Default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or specified amount) plus accrued and unpaid interest on all debt securities of that series to be immediately due and payable. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount of the outstanding debt securities may rescind and annul the acceleration if:

    . the holders act before the trustee has obtained a judgment or decree for payment of the money due;

    . we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

    . we have cured or the holders have waived all Events of Default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the indenture.

     We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an Event of Default.

      If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding securities of all series, by notice to the trustee, may waive any past Event of Default or its consequences under the indenture. However, an Event of Default cannot be waived with respect to any series of securities in the following two circumstances:

    . a failure to pay the principal of, and premium, if any, or interest on any security or in the payment of any sinking fund installment; or

    . a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

      Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

      We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.

Payment and Transfer

      We will pay principal, interest and any premium on fully registered securities at the place or places designated by us for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days specified by us. Any other payments will be made as set forth in the applicable prospectus supplement. Holders may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

      We may issue the securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. We may issue the global securities in either registered or bearer form in either temporary or permanent form. We will describe the specific terms of the depositary arrangement with respect to a series of securities in the applicable prospectus supplement.

      You may transfer or exchange certificated securities at any office we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge we are required to pay in connection with a transfer or exchange.

      You may effect the transfer of certificated securities and the right to receive the principal, premium and interest on certificated securities only by surrendering the certificate representing those certificated securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

      We are not required to:

    . register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of securities of the series selected for redemption and ending at the close of business on the day of the transmission, or

    . to register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part.

      The applicable prospectus supplement will describe the specific terms of the depositary arrangement with respect to the applicable securities of that series. We anticipate that the following provisions will apply to all depositary arrangements.

      Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants. The underwriters for the securities will designate the accounts to be credited. However, if we have offered or sold the securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

      Ownership of beneficial interest in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interest in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary's participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Such limits and such laws may limit the market for beneficial interests in a global security.

      So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:

    . will not be entitled to have securities represented by global securities registered in their names;

    . will not receive or be entitled to receive physical delivery of securities in definitive form; and

    . will not be considered owners or holders of these securities under the indenture.

      Payments of principal, any premium and interest on the individual securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the holder of that global security. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

      We expect that the depositary, after receiving any payment of principal, any premium or interest in respect of a global security, will immediately credit the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

      Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days or we, in our discretion, determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

Defeasance

      When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

    . we will be discharged from our obligations with respect to the debt securities of such series; or

    . we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us.

      If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Such holders may look only to such deposited funds or obligations for payment.

      To exercise our defeasance option, we must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes. We must also deliver any ruling to such effect received from or published by the United States Internal Revenue Service if we are discharged from our obligations with respect to the debt securities.

Concerning the Trustee

      The trustee, The Chase Manhattan Bank, has provided banking and investment services to us in the past and may do so in the future as a part of its regular business.

                              PLAN OF DISTRIBUTION

      We may sell the offered debt securities

    .  through underwriters or dealers;

    .  through agents;

    .  directly to one or more purchasers; or

    . through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

      We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Sale Through Underwriters

      If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

Sale Through Agents

      We may sell offered debt securities through agents designated by us. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

Direct Sales

      We may also sell offered debt securities directly. In this case, no underwriters or agents would be involved.

Sale Through the Internet

      We may from time to time offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

      Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. Typically the clearing spread will be indicated as a number of basis points above an index treasury note. Other pricing methods may also be used. Upon completion of such an auction process securities will be allocated based on prices bid, terms of bid or other factors.

      The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

      If an offering is made using such a bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of such offering procedures.

General Information

      Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                          VALIDITY OF DEBT SECURITIES

      Margaret M. Foran, our Vice President-Corporate Governance and Assistant Secretary, will pass upon the validity of the debt securities for us.

                                    EXPERTS

      The consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, restated to give retroactive effect to the merger on June 19, 2000 with Warner-Lambert Company and its subsidiaries, have been incorporated by reference herein in reliance upon the report of KPMG LLP, our independent public accountants, which is based in part upon the report of PricewaterhouseCoopers LLP, independent public accountants for Warner-Lambert Company. We incorporate these consolidated financial statements in this prospectus and we do so in reliance upon the reports of KPMG LLP and PricewaterhouseCoopers LLP (incorporated by reference herein) and upon their authority as experts in auditing and accounting.

      With respect to the unaudited interim financial information for the periods ended April 2 and July 2, 2000, incorporated by reference, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in our quarterly reports on Form 10-Q for the quarters ended April 2 and July 2, 2000, and incorporated by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


[LOGO PFIZER]

                                  $750,000,000

                                  PFIZER INC.

                             5 5/8% Notes due 2006

                            -----------------------

                             PROSPECTUS SUPPLEMENT

                            -----------------------

                              Merrill Lynch & Co.
                                   JP Morgan
                                     Lazard
                              Salomon Smith Barney

                                January 25, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------